                                                               Exhibit 16(b)(1)


                                                                    [FLEET LOGO]


                              UNO ACQUISITION CORP.

                   PRELIMINARY SUMMARY OF TERMS AND CONDITIONS
            FOR PROPOSED $75,000,000 SENIOR SECURED CREDIT FACILITIES

                          FOR DISCUSSION PURPOSES ONLY
                                  APRIL 9, 2001

THE PROPOSED TERMS AND CONDITIONS ARE PROVIDED FOR DISCUSSION PURPOSES ONLY AND DO NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT TO LEND. THE ACTUAL TERMS AND CONDITIONS UPON WHICH FLEET NATIONAL BANK ("FLEET"), FLEET SECURITIES INC. ("FSI"), SUNTRUST BANK ("SUNTRUST") AND SUNTRUST EQUITABLE SECURITIES CORPORATION ("STES"), MIGHT EXTEND CREDIT TO THE BORROWER ARE SUBJECT TO SATISFACTORY COMPLETION OF DUE DILIGENCE, CREDIT COMMITTEE APPROVAL, SATISFACTORY REVIEW OF DOCUMENTATION AND SUCH OTHER TERMS AND CONDITIONS AS ARE DETERMINED BY FLEET, FSI, SUNTRUST, STES AND THEIR COUNSEL.

--------------------------------------------------------------------------------

BORROWER:                  Uno Acquisition Corp., a special purpose acquisition
                           vehicle formed by certain management investors (to be defined) of Uno Restaurant Corporation ("Uno") and to be merged with Uno on the Closing Date.

GUARANTORS:                Any existing or hereafter established parent or
                           holding company (the "Parent") of the Borrower and all present and future direct and indirect subsidiaries of the Borrower or Parent.

FACILITIES:                Up to $75,000,000 in total aggregate amount,
                           comprised of:

                           a) $20,000,000 Revolving Credit Loan (the "Revolver" or "Revolving Credit Loans") with a sublimit for standby letters of credit ("L/Cs") to be determined (the "Revolver");

                           b)       $40,000,000 Term Loan ("Term Loan A"); and

                           c)       $15,000,000 Term Loan ("Term Loan B").

USE OF PROCEEDS:           At Closing, Term Loan A, Term Loan B and up to
                           $12,250,000 of advances (including L/Cs) under the Revolver shall be used to refinance existing indebtedness (excluding certain indebtedness to be determined) of Uno in the amount of approximately
                           $52,000,000; and to partially finance, in combination with a $37,200,000 sale leaseback transaction, and the rollover of 6,445,000 Uno common shares and 863,356 options for Uno common shares held by certain management investors, the recapitalization of Uno in connection with a

Uno Acquisition Corp.                                                     Page 2
--------------------------------------------------------------------------------

                           going-private transaction (the "Recapitalization"); and to pay fees and expenses associated with the Recapitalization. The Recapitalization shall include the purchase of approximately 4,500,000 million shares of publicly held Uno common stock and 595,000 options of Uno for a total of approximately $46,400,000. Thereafter, the Revolver shall be available for the acquisition and/or construction of new operating facilities, for operating facility upgrades, for the issuance of standby letters of credit and for working capital and other general corporate purposes.

ADMINISTRATIVE
AGENT:                     Fleet National Bank ("Fleet")

SYNDICATION
AGENT: SunTrust Bank ("SunTrust", and together with Fleet, the "Agents")

CO-LEAD
ARRANGERS:                 Fleet Securities, Inc. ("FSI") and SunTrust Equitable
                           Securities Corporation ("STES", and together with FSI, the "Arrangers")

LENDERS: Fleet and SunTrust shall each underwrite 50% of the proposed Facilities with the intention to syndicate the Facilities to other financial institutions to be identified by the Agents and the Arrangers in consultation with the Borrower.

CLOSING DATE:              Such date as may be agreed between the Agents,
                           Arrangers and the Borrower, but no later than June
                           30, 2001

I. REVOLVING CREDIT

AMOUNT:                    $20,000,000 Revolver with a sublimit (TBD) for L/Cs

L/C ISSUING BANK:          Fleet

AVAILABILITY:              Advances under the Revolver may be borrowed, repaid
                           and reborrowed until Maturity.

MATURITY:                  Five (5) years from the Closing Date

Uno Acquisition Corp.                                                     Page 3
--------------------------------------------------------------------------------

II. TERM LOAN A

AMOUNT:                    $40,000,000

MATURITY:                  Five (5) years from the Closing Date.

AMORTIZATION:              Term Loan A shall be payable in equal quarterly
                           installments, commencing on the last day of the sixth month following the Closing Date, in accordance with the schedule shown in Exhibit I attached.

III. TERM LOAN B

AMOUNT:                    $15,000,000.

MATURITY:                  Six (6) years from the Closing Date.

AMORTIZATION:              Term Loan B shall be payable in equal quarterly
                           installments, commencing on the last day of the sixth month following the Closing Date, in accordance with the schedule shown in Exhibit I attached.

                               GENERAL PROVISIONS

COMMITMENT FEE:            A fee on the unused portion of the Revolver payable
                           quarterly in arrears at a rate per annum of 0.50% after the Closing Date.

INTEREST RATES:            Interest rates shall be Fleet's Base Rate or the
                           Eurodollar Rate plus, in each case, the Applicable
                           Margin. Base Rate will be defined as the higher of the base rate announced by Fleet from time to time or the Federal Funds Rate plus 1/2%. Eurodollar Rate loans will be available for 1, 2, 3 or 6 month periods. Customary provisions regarding breakage costs, reserves, taxes, illegality, etc. shall apply.
                           The credit agreement will restrict the number of Eurodollar Rate loans, which may be outstanding at any one time.

APPLICABLE MARGIN:         In accordance with Exhibit II attached.

DEFAULT PRICING:           Applicable Margin over the Base Rate + 3%.

Uno Acquisition Corp.                                                     Page 4
--------------------------------------------------------------------------------


LETTER OF CREDIT FEE:      A per annum fee equal to the Applicable Eurodollar
                           Margin for Revolving Credit Loans, payable on the face amount of each outstanding L/C quarterly in arrears. Fees to be shared by the Revolving Credit
                           Lenders on a pro rata basis. L/Cs issued under the Revolver shall count as utilization for all purposes, including the commitment fee calculation. An additional 1/4% per annum shall be paid to Fleet as the Issuing Bank as a fronting fee, in addition to customary administrative fees.

OTHER FEES:                As indicated in the Fee Letters among the Borrower,
                           the Agents and the Arrangers.

YIELD PROTECTION:          Within 90 days of closing, the Borrower shall obtain
                           interest rate protection on a notional amount and at a rate and tenor satisfactory to the Agents
                           (typically 50% of the principal amount of the Term
                           Loans).

OPTIONAL
PREPAYMENTS:               Optional prepayments shall be permitted at any time
                           (subject to breakage costs if paid prior to any Eurodollar interest rate period, if applicable) in minimum amounts of $100,000. Optional prepayments shall be applied ratably to the remaining scheduled principal payments on the Term Loans on a pro rata basis based on principal amount until repaid in full.

MANDATORY
PREPAYMENTS:               1. 100% of net proceeds from asset sales (other than
                           in the ordinary course of business), equity issuance in excess of $10,000,000, new debt issuance, tax refunds and insurance claims not reinvested within 270 days. Net proceeds will be applied first to required principal repayments of Term Loan A and Term
                           Loan B (on a pro rata basis) in inverse order of maturity and then to permanent reductions of the Revolver until fully repaid.

                           2. The percentage specified below of Excess Operating Cash Flow (as defined below) as follows: (a) 75% of Excess Operating Cash Flow when the Leverage Ratio is greater than 1.75x; and (b) 50% of Excess Operating Cash Flow when the Leverage Ratio is less than or equal to 1.75x.

                           Excess Operating Cash Flow shall be defined as pretax income plus depreciation and amortization minus the sum of (a) capital expenditures in excess of the amount financed by

Uno Acquisition Corp.                                                     Page 5
--------------------------------------------------------------------------------

                           other permitted indebtedness, (b) cash income taxes,
                           (c) required principal payments and prepayments, and
                           (d) any voluntary Term Loan prepayments during such period. Excess Operating Cash Flow repayments will be payable 120 days after the end of each fiscal year, beginning September 30, 2002 and applied first (on a PRO RATA basis) to required principal repayments of Term Loan A and Term Loan B on a pro-rata basis to the remaining scheduled principal payments. Any then remaining Excess Operating Cash Flow shall be applied to reduce then outstanding borrowings under the Revolver until fully repaid.

COLLATERAL:                The Revolver and the Term Loans will share a common
                           collateral pool consisting of (a) a first perfected pledge of and security interest in one hundred percent (100%) of the capital stock of the Borrower and Guarantors and (b) a first perfected security interest in all assets of the Borrower and Guarantors, including but not limited to accounts and notes receivable, intercompany loans, franchise agreements, inventory, equipment, owned real property, all licenses, stock of subsidiaries and intangible assets (including patents, trademarks, copyrights etc.), subject to permitted encumbrances set forth in the credit agreement. At all times after an Event of Default, the Borrower will provide the Administrative Agent with dominion over its domestic cash receipts through lock box accounts with Fleet or agency agreements with other institutions. The
                           Borrower will provide customary real estate collateral support, such as title insurance, environmental studies, surveys, zoning compliance, etc. The Borrower will use its reasonable best efforts to obtain landlord waivers and consents from all lessors of leased property and will assist the Agent in seeking to obtain leasehold mortgages (and lessor consents thereto) on leased real property to the extent requested by the Administrative Agent based upon its due diligence.

Uno Acquisition Corp.                                                     Page 6
--------------------------------------------------------------------------------


REPRESENTATIONS
AND WARRANTIES:            Usual and customary for facilities of this type,
                           including but not limited to, organization, authority, enforceability, financial statements, compliance with law and other instruments, governmental approvals, material contracts, environmental matters, absence of material adverse change, absence of material litigation, absence of default or unmatured default, no conflict with material agreements, payment of taxes and certain business-specific matters. Additional representations and warranties may be proposed based upon the results of the Agents' due diligence.

FINANCIAL
COVENANTS:                 Usual and customary for facilities of this type.
                           Consolidated Financial Covenants will be measured quarterly (except for Minimum Net Worth, which shall be subject to the covenant levels described below at all times) on a rolling four-quarter basis and include, without limitation, the following (see
                           Exhibit III for definitions):

                           1. MAXIMUM CONSOLIDATED LEVERAGE RATIO. The ratio of Consolidated Funded Indebtedness to Consolidated EBITDA (the "Leverage Ratio") for each period of four consecutive quarters shall not exceed 2.50x.

                           2. MINIMUM NET WORTH: Net worth will at all times be at least the net worth reported in the Borrower's pro forma closing balance sheet, stepping up each fiscal year thereafter by 50% of Consolidated Net Income and 100% of the net proceeds of new equity issuance.

                           3. CONSOLIDATED CASH FLOW RATIO: The ratio of Consolidated Cash Flow to Consolidated Financial Obligations for any period of four consecutive fiscal quarters shall not be less than 1.20x.

                           4. CONSOLIDATED CAPITAL EXPENDITURES: Capital Expenditures during each fiscal year shall not exceed amounts set forth in the Projections dated March 21, 2001.

                           100% of the unused portion of the Capital Expenditure basket for any year (calculated without reference to any carry over amounts from prior years) may be carried over to the corresponding basket for the next fiscal year.

Uno Acquisition Corp.                                                     Page 7
--------------------------------------------------------------------------------


                           5. CONSOLIDATED OPERATING LEASE (RENT) EXPENSE: Total Consolidated Operating Lease Expense for each period of four consecutive quarters shall not exceed 110% of the amounts set forth in the Projections dated March 21, 2001.

                           6. MINIMUM CONSOLIDATED EBITDA: Total Consolidated EBITDA for each period of four consecutive quarters shall be no less than the amounts set forth below:

                               -------------------------------- ----------------
                               Period                           Minimum
                               -------------------------------- ----------------
                               From Closing through 9/28/02     $27,000,000
                               -------------------------------- ----------------
                               From 9/29/02 through 9/27/03     $29,500,000
                               -------------------------------- ----------------
                               From 9/28/03 through 10/02/04    $31,000,000
                               -------------------------------- ----------------
                               From 10/03/04 through 10/01/05   $33,000,000
                               -------------------------------- ----------------
                               From 10/02/05 through 9/30/06    $35,200,000
                               -------------------------------- ----------------
                               From 10/01/06 thereafter         $38,000,000
                               -------------------------------- ----------------

                           Financial covenant levels shall have step-ups (in the case of minimum requirements) and step-downs (in the case of maximum requirements) in amounts and intervals to be determined by the Agents and Arrangers.

FINANCIAL REPORTS:         Financial information to include audited annual (with
                           management letters) and unaudited monthly and quarterly consolidated and consolidating financial statements and unaudited monthly, quarterly and annual store-by-store financial statements, including no default certificate and calculations demonstrating compliance with all covenants, and other information as may be reasonably required by the Administrative
                           Agent.

OTHER COVENANTS:           Usual and customary for facilities of this type,
                           including but not limited to, restrictions on other indebtedness including subordinated indebtedness and purchase money equipment financing (in amounts to be agreed upon), guarantees, non-cancelable rental payments due under operating leases, other liabilities, an agreed-upon maximum percentage of unprofitable units (excluding units that have been in operation for less than twelve months), liens, acquisitions, investments, dividends and other distributions, mergers, sales of assets, sale and leaseback transactions, distributions, restricted payments, voluntary payments of other funded debt, derivative contracts, affiliate transactions, negative pledges, in each case subject to agreed-upon exceptions and standard affirmative covenants, regarding payment of claims and taxes, records and accounts,

Uno Acquisition Corp.                                                     Page 8
--------------------------------------------------------------------------------

                           notices, inspection rights, bank accounts, conduct of business, compliance with laws and contracts, maintenance of insurance, maintenance of office, ERISA compliance, further assurances, etc. Additional covenants, such as an appraisal on any owned real estate may be proposed based upon the results of the Agents' due diligence.

EVENTS OF DEFAULT:         Usual and customary for facilities of this type,
                           including but not limited to, failure to pay any interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

CLOSING CONDITIONS:        Closing shall be conditioned upon the satisfaction of
                           the following conditions precedent and other conditions customary to transactions of this type or reasonably required by the Agents:

                           1.)      Satisfactory completion of due diligence.

                           2.) Satisfactory representations and warranties and satisfactory documentation, including without limitation loan documentation, security documentation, merger agreements, and any other agreements deemed necessary or appropriate by the Agents or Agents' counsel in connection with the proposed Facilities and the Recapitalization, and opinions of counsel

                           3.)      Satisfactory indemnifications and
                                    environmental reports on any owned real
                                    estate.

                           4.) Satisfactory corporate and capital structure of the Recapitalization including, but not limited to, (i) a minimum equity capital contribution by the management investors of at least 7,308,356 common shares and retained options equivalent to shares of Uno in the Recapitalization, at least 6,445,000 of which shall be common shares of Uno and
                                    (ii) placement of $37,200,000 sale leaseback transactions on terms acceptable to the Agents and the Arrangers, and (iii) day one Revolver usage not exceeding $12,250,000 (including L/Cs). Other than amounts drawn under the Facilities, the sale leaseback transactions discussed above, and approximately $4,500,000 of existing capitalized leases and mortgages, there shall be no funded debt at Closing (subject to exceptions approved by the Agents and Arrangers).

                           5.)      Completion of the Recapitalization
                                    (including the merger of the Borrower into Uno) on terms and conditions

Uno Acquisition Corp.                                                     Page 9
--------------------------------------------------------------------------------

                                    satisfactory to the Agents and the
                                    Arrangers, including but not limited to the purchase of a maximum of 4,500,000 million common shares of Uno at a maximum share price of $9.75 per share to public shareholders.

                           6.)      The Agents' satisfaction that the
                                    Recapitalization and Facilities comply with all applicable laws including without limitation securities laws.

                           7.)      Absence of any litigation or other
                                    proceeding the result of which might impair or prevent the consummation of the transactions contemplated hereby.

                           8.) Without limiting the foregoing, after giving effect to the borrowings on the Closing Date, the Leverage Ratio shall not exceed 2.35x.

                           9.) Without limiting the foregoing, at Closing the trailing 4 quarter EBITDA shall be no less than $31,000,000.

                           10.) No material adverse change in the assets or business of the Borrower (including Uno) or Guarantors as represented in the Uno's October 1, 2000 10-K filing, any other filings with the Securities and Exchange Commission made prior to the date hereof or any other publicly available information existing on the date hereof, the financial condition of the Borrower or Guarantors as represented in the consolidated financial statements relating to them for the fiscal quarter ending December 31, 2000, the management or prospects of the Borrowers or Guarantors, or in the ability of any of the Borrowers or the Guarantors to perform their respective obligations or to complete the Recapitalization; in addition, no material adverse changes in governmental regulation or policy affecting the Agents, Arrangers or any of the Borrowers or the Guarantors and no material changes or disruptions in the syndication, financial or capital markets that could materially impair the syndication of the Facilities prior to closing.

                           11.) Satisfactory 6-year projections (the "Projections") prepared by management of the Borrower in good faith based upon reasonable assumptions and no material misstatements in or material omissions from materials previously delivered to the Agents and Arrangers.

                           12.) Receipt by the Administrative Agent of a satisfactory day one balance sheet and sources and uses of funds, showing the effects of the Recapitalization, the refinancing required as a result of the Recapitalization, and compliance with Financial Covenants and other terms and conditions of the Facilities outlined herein.

Uno Acquisition Corp.                                                    Page 10
--------------------------------------------------------------------------------

                           13.) The existing debt (with exceptions to be agreed upon for existing capitalized lease obligations and certain other mortgage debt to be determined) contemplated to be repaid in connection with the Recapitalization shall have been repaid in full, all credit facilities with respect thereto shall be terminated and all liens in connection therewith shall have been released.

                           14.) All filings and other actions required to create and perfect a first priority security interest in all collateral of the Borrower and Guarantors shall have been duly made or taken, and all such collateral shall be free and clear of other liens (subject to limited exceptions to be negotiated).

                           15.) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of any of the Borrower or Guarantors are located, and such search shall reveal no liens on any of the assets of the Borrower or Guarantors except for liens approved by the Administrative Agent.

                           16.)     The Agents and Arrangers shall have
                                    completed and be satisfied in all respects with its confirmatory legal due diligence investigation of the Borrower.

                           17.) The Lenders shall have received such evidence requested by the Administrative Agent from officers of the Borrower as to the Borrower's solvency on a consolidated basis after giving effect to the Recapitalization.

                           18.) The Agent's receipt of satisfactory evidence of compliance with all applicable laws, applicable third party consents have been obtained, appropriate corporate approval, as well as opinions of counsel satisfactorily covering matters customary in similar transactions.

                           19.) The Borrower shall have paid to the Agents and Arrangers all fees and reasonable expenses payable in connection with the Facilities described herein.

SYNDICATION
MATTERS: Fleet will act as the exclusive administrative agent for the Facilities and FSI and STES will act as the Arrangers, advisers and syndication manager for the Facilities and, in such capacities, each of the Fleet, FSI and STES will perform the duties and exercise the authority customarily associated with such roles.

                           FSI and STES will manage all aspects of the syndication, including the selection of Lenders, the determination of when FSI and STES will approach potential Lenders and the final

Uno Acquisition Corp.                                                    Page 11
--------------------------------------------------------------------------------

                           allocations among the Lenders. The Borrower agrees to assist FSI and STES actively in achieving a timely syndication that is reasonably satisfactory to FSI and STES, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower's senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as FSI and STES may reasonably request,
                           (b) providing to FSI and STES all financial and other information with respect to the Borrower and the transactions contemplated that FSI and STES may reasonably request, including but not limited to financial projections relating to the foregoing, and
                           (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

                           The Borrower agrees that, prior to and during the syndication of the Facilities, the Borrower will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Borrower and any of its subsidiaries other than the issuance of a $37,200,000 sale leaseback referred to above.

                           Fleet, FSI, SunTrust and STES shall be entitled to change the structure, terms, pricing and/or amounts of any portion of the Facilities if Fleet, FSI, SunTrust and STES determine that the change is advisable in order to ensure a successful syndication of the Facilities or an optimal credit structure for the Facilities.

EXPENSES:                  The Borrower will pay all reasonable fees and
                           expenses incurred by the Agents and Arrangers in connection with the preparation and execution of the Facilities. These will include, without limitation, legal, syndication, collateral examination, appraisal, environmental survey and other direct out-of-pocket expenses.

ASSIGNMENTS AND
PARTICIPATIONS:            Lenders shall be permitted to grant participations or
                           assignments of their loans and commitments in accordance with standard LSTA terms. Any Lender will be permitted to assign a portion of the Facilities
                           (on a non pro-rata basis) to another financial institution in minimum amounts of $1,000,000, subject to consent of the Borrower (so long as no Default exists) and the Agents, which consent will not be unreasonably withheld.

Uno Acquisition Corp.                                                    Page 12
--------------------------------------------------------------------------------

VOTING RIGHTS:             Lenders holding 66 2/3% of all of the outstanding
                           commitments under the Revolver and Term Loans for all amendments and waivers, provided that the following shall require 100% of the Lenders: (1) increase in commitments; (2) decreases in interest rates or fees;
                           (3) postponement of scheduled amortization or final maturity; (4) release of all or substantially all of the collateral; and (5) changes in the percentage voting rights.

INDEMNIFICATION:           The Borrower shall indemnify the Agents, Arrangers
                           and the Lenders against all losses, liabilities, claims, damages or expenses relating to their loans, the loan documents, the Borrower's use of loan proceeds or the commitments and the Recapitalization, including but not limited to attorneys and other professional fees and settlement costs.

GOVERNING LAW:             Commonwealth of Massachusetts.

AGENT'S COUNSEL:           Goodwin Procter LLP

ACCEPTED AS OF  APRIL __, 2001

UNO ACQUISITION CORP.

BY: _____________________________________
TITLE

UNO RESTAURANT HOLDINGS CORPORATION

BY: _____________________________________
TITLE

Uno Acquisition Corp.                                                    Page 13
--------------------------------------------------------------------------------

              Exhibits for Preliminary Summary Terms and Conditions

                                    EXHIBIT I

                                  AMORTIZATION

                        TERM LOAN A                 TERM LOAN B                 TOTAL AMORTIZATION
                        -----------                 -----------                 ------------------
Year 1                  $4,000,000                    $75,000                       $4,075,000

Year 2                   7,500,000                    165,000                        7,665,000

Year 3                   8,500,000                    165,000                        8,665,000

Year 4                   9,500,000                    165,000                        9,665,000

Year 5                  10,500,000                    165,000                       10,665,000

Year 6                                             14,265,000                       14,265,000

                 ======================================================================================
                       $40,000,000                $15,000,000                      $55,000,000
                 ======================================================================================

Uno Acquisition Corp.                                                    Page 14
--------------------------------------------------------------------------------

            Exhibits for Preliminary Summary of Terms and Conditions

                                   EXHIBIT II

                                APPLICABLE MARGIN

                   Leverage Ratio                    Revolver                        Term Loan B
                   --------------                    --------                        -----------
  Level                                            & Term Loan A
  -----                                            -------------
                                             Alt. Base +        Euro +       Alt. Base +        Euro +
                                             -----------        ------       -----------        ------
     I.          Greater than = 2.00x           2.00%           3.50%           2.50%           4.00%
     II.  Greater than = 1.50x Less than 2.00x  1.75%           3.25%           2.50%           4.00%
    III.  Greater than = 1.00x Less than 1.50x  1.50%           3.00%           2.25%           3.75%
     IV.            Less than 1.00x             1.25%           2.75%           2.25%           3.75%

Pricing shall be locked at Level I for nine months after the Closing Date. Upon the Administrative Agent's receipt of the first compliance certificate following the ninth month and thereafter Pricing shall be determined in accordance with the above grid.

Uno Acquisition Corp.                                                    Page 15
--------------------------------------------------------------------------------

                              UNO ACQUISITION CORP.

            Exhibits for Preliminary Summary of Terms and Conditions

                                   EXHIBIT III

                                   DEFINITIONS

CAPITAL
EXPENDITURES:              Amounts expended or financed for capital assets and
                           restaurant pre-opening costs.

CONSOLIDATED
CASH FLOW:                 For any period, the sum of (a) the Consolidated
                           Pre-tax Income of the Borrower and its subsidiaries for such period, MINUS (b) cash income taxes during such period, PLUS (c) the aggregate amount of consolidated restaurant pre-opening costs and consolidated depreciation and amortization charges made in calculating Consolidated Pre-tax Income for such period, PLUS (d) the Consolidated rent expense of the Borrower PLUS (e) the Consolidated Interest
                           Charges of the Borrower and its subsidiaries for such period, plus (f) certain other consolidated net non cash charges acceptable to the Agents and Arrangers
                           MINUS Maintenance Capital Expenditures during such period.

CONSOLIDATED
EBITDAR: For any period, the sum of (a) the Consolidated Pre-tax Income of the Borrower and its subsidiaries for such period, PLUS (b) the Consolidated Interest Charges and Rental Expense of the Borrower and its subsidiaries for such period, PLUS (c) consolidated restaurant pre-opening costs and consolidated depreciation and amortization expenses of the Borrower and its subsidiaries for such period, PLUS
                           (d) certain other consolidated net non-cash charges of the Borrower and its subsidiaries acceptable to the Agents and Arrangers .

CONSOLIDATED
EBITDA: For any period, the sum of (a) the Consolidated Pre-tax Income of the Borrower and its subsidiaries for such period, PLUS (b) the Consolidated Interest Charges of the Borrower and its subsidiaries for such period, PLUS (c) consolidated restaurant pre-opening costs and consolidated depreciation and amortization expenses of the Borrower and its subsidiaries for such period, PLUS (d) certain other consolidated net non-cash charges of the Borrower and its subsidiaries acceptable to the Agent and Arrangers .

Uno Acquisition Corp.                                                    Page 16
--------------------------------------------------------------------------------

CONSOLIDATED
FINANCIAL
OBLIGATIONS:               For any period, the sum of all scheduled payments
                           (including without limitation, principal, interest and commitment fees) on Indebtedness of the Borrower and its subsidiaries, including capital leases, plus consolidated rent expense, which came due during such period.

CONSOLIDATED
FUNDED
INDEBTEDNESS:              At any time, the sum of (a) the aggregate amount of
                           Indebtedness of the Borrower and its subsidiaries, on a consolidated basis, relating to the borrowing of money or the obtaining of credit or in respect of capitalized leases, PLUS (b) the aggregate maximum drawing amount of all letters of credit outstanding, PLUS (without duplication) (c) all Indebtedness guaranteed by the Borrower or any of its subsidiaries.

CONSOLIDATED
NET INCOME:                The consolidated net income of the Borrower and its
                           subsidiaries for any period determined in accordance with generally accepted accounting principles consistently applied.

GROWTH CAPITAL
EXPENDITURES:              Capital Expenditures (including restaurant
                           pre-opening costs) for existing concept growth in the Borrower's projections in amounts reasonably acceptable to the Agent.

INDEBTEDNESS:              All obligations, contingent or otherwise, that in
                           accordance with generally accepted accounting principles should be classified on the obligor's balance sheet as liabilities, or to which reference should be made by footnotes.

MAINTENANCE CAPITAL
EXPENDITURES:              All Capital Expenditures other than those
                           constituting Growth Capital Expenditures.

UNO RESTAURANT CORPORATION
100 Charles Park Road
West Roxbury, MA 02132

UNO RESTAURANT HOLDINGS CORPORATION
UNO ACQUISITION CORP.
100 Charles Park Road
West Roxbury, MA 02132

April 9, 2001

Fleet National Bank
100 Federal Street
Boston, MA

SunTrust Bank
201 Forth Avenue North, 3rd Floor
Nashville, TN 37219




RE:      UNO ACQUISITION CORP. ADMINISTRATIVE AGENT FEE LETTER
         AND UNO ACQUISITION CORP. FEE LETTER FOR PROPOSED
         $75,000,000 SENIORSECURED CREDIT FACILITIES (THE "FEE LETTERS

Ladies and Gentlemen:

This letter will confirm our agreement this date in connection with payment of the fees under the referenced Fee Letters. The Fee Letters relate to the Uno Acquisition Corp. Preliminary Summary of Terms and Conditions For Proposed $75,000,000 Senior Secured Credit Facilities dated April 6, 2001 (the "Preliminary Summary of Terms").

Pursuant to the Fee Letters, Structuring and Underwriting Fees (the "Structuring and Underwriting Fees") are payable to you as Agents as provided therein, and in each case 25% of the structuring and Underwriting Fees will be earned and payable upon signed acceptance by Uno Restaurant Holdings Corporation and Uno Acquisition Corp. of the Preliminary Summary of Terms (subject to refunding as provided in the Fee Letters), 25% of the structuring and Underwriting Fees will be earned and payable upon Fleet National Bank's issuance of an Information Memorandum to Lenders and the remainder of the Structuring and Underwriting Fees will be earned and payable at closing.

In order to induce you to issue the Preliminary Summary of Terms, to seek credit approval for the proposed credit facilities and to commence preparation of an Information Memorandum, Uno Restaurant Corporation and Uno Restaurant Holdings Corporation and Uno Acquisition Corp. hereby agree that Uno Restaurant Corporation will be responsible for paying 66.67% of the Structuring and Underwriting Fees as and when due and payable in accordance with the Fee

Letters, and Uno Restaurant Holdings Corporation and Uno Acquisition Corp. will be responsible for paying 33.33% of the Structuring and Underwriting Fees as and when due and payable in accordance with the Fee Letters. The obligations of Uno Restaurant Corporation, on the one hand, and Uno Restaurant Holdings Corporation and Uno Acquisition Corp., on the other hand, hereunder with respect to the Structuring and Underwriting Fees shall be several and not joint and several, and the obligations of Uno Restaurant Holdings Corporation and Uno Acquisition Corp. hereunder with respect to the Structuring and Underwriting Fees shall be joint and several.

Uno Restaurant Corporation, Uno Restaurant Holdings Corporation and Uno Acquisition Corp. hereby acknowledge receipt of the Preliminary Summary of Terms and the Fee Letters.


                                    UNO RESTAURANT CORPORATION

                                    By:
                                        ----------------------------
                                        Authorized Officer

                                    UNO RESTAURANT HOLDINGS CORPORATION

                                    By:
                                        ----------------------------
                                        Authorized Officer

                                    UNO ACQUISITION CORP.

                                    By:
                                        ----------------------------
                                        Authorized Officer

                                                                    [FLEET LOGO]

                              UNO ACQUISITION CORP.
                                   FEE LETTER
            FOR PROPOSED $75,000,000 SENIOR SECURED CREDIT FACILITIES

UNDERWRITING FEE:          $1,700,000 payable, on a pro-rata basis, to the
                           Agents as follows: (i) 25% of said fee shall be earned and payable upon signed acceptance by the Borrower of the Agents' Preliminary Summary of Terms and Conditions, said fee shall be refundable in the event that the Agents are unable to provide an underwritten commitment on terms substantially similar to the Preliminary Summary of Terms and Conditions attached hereto; (ii) 25% shall be earned and payable upon Fleet's issuance of an Information
                           Memorandum to Lenders; and (iii) the remainder shall be earned and payable at Closing.

UPFRONT FEES TO
PARTICIPANTS:              These are the sole responsibility of the Agents and
                           the Arrangers, and to the extent any upfront fees must be paid to Lenders, they shall be paid out of the Underwriting Fee.

ADMINISTRATIVE FEE:        Per a separate fee letter between the Administrative
                           Agent and the Borrower (the "Administrative Agent Fee
                           Letter).

STRUCTURING FEE:           Per the Administrative Agent Fee Letter.

This letter shall not limit any allocation of fees between the Agents and Arrangers. Sharing of fees with other lenders participating in the Financing shall be at the sole discretion of the Arrangers.

                                                                    [FLEET LOGO]

                              UNO ACQUISITION CORP.
                         ADMINISTRATIVE AGENT FEE LETTER
            FOR PROPOSED $75,000,000 SENIOR SECURED CREDIT FACILITIES

ADMINISTRATIVE
AGENT'S FEE:               $100,000 per annum payable to the Administrative
                           Agent at Closing and annually in advance on each subsequent anniversary date through the final
                           Maturity.

STRUCTURING FEE:           $250,000 payable to the Administrative Agent as
                           follows: (i) 25% of said fee shall be earned and payable upon signed acceptance by the Borrower of the Agents' Preliminary Summary of Terms and Conditions, said fee shall be refundable in the event that the Agents are unable to provide an underwritten commitment on terms substantially similar to the Preliminary Summary of Terms and Conditions attached hereto; (ii) 25% shall be earned and payable upon Fleet's issuance of an Information Memorandum to Lenders ; and (iii) the remainder shall be earned payable at Closing.

                                                                    [FLEET LOGO]

April 9, 2001


Mr. Robert Vincent
Chief Financial Officer
Uno Restaurant Corporation
100 Charles Park Road
Boston, MA 02132


Dear Bob:

Fleet National Bank ("Fleet" or "Administrative Agent"), Fleet Securities, Inc. ("FSI" or the "Arranger"), SunTrust Bank ("SunTrust" or "Syndication Agent", and together with Fleet, the "Agents"), and SunTrust Equitable Securities Corporation ("STES" or "Arranger", collectively with the "Arrangers") are pleased to submit the proposal outlined in this letter (the "Engagement Letter") and the attached Summary Terms and Conditions (the "Term Sheet") for $75,000,000 senior secured credit facilities (the "Facilities") for Uno Acquisition Corp. and its subsidiaries (the "Borrower"). Based on our discussions and on the financial statements, projections, other information and documents previously furnished to us, satisfactory review of additional information requested during the due diligence process, and current market conditions, the Term Sheet sets forth the principal terms on which the Agents will seek approval to commit to co-underwrite the proposed Facilities on a pro-rata basis.

THIS ENGAGEMENT LETTER AND THE TERM SHEET DO NOT CONSTITUTE AN OFFER, AGREEMENT, OR COMMITMENT TO LEND. THE ACTUAL TERMS AND CONDITIONS UPON WHICH THE AGENTS MIGHT PROVIDE CREDIT TO THE BORROWER OR THE ARRANGERS MIGHT AGREE TO SYNDICATE THE FACILITIES ARE SUBJECT TO SATISFACTORY COMPLETION OF DUE DILIGENCE, ALL NECESSARY FLEET, FSI, SUNTRUST AND STES APPROVALS, SATISFACTORY REVIEW AND EXECUTION OF DOCUMENTATION, AND SUCH OTHER TERMS AND CONDITIONS AS MAY BE DETERMINED BY THE AGENTS, ARRANGERS, AND THEIR COUNSEL.

It is agreed that Fleet will act as Administrative Agent, and handle all aspects of the documentation, and administration of the Facilities. It is further agreed that FSI and STES will act as Arrangers for the Facilities. The Arrangers will manage all aspects of the syndication including, without limitation, lender selection, communication with and invitations to prospective lenders, preparation of syndication materials, acceptance of commitments, and the final allocation of the commitments among the syndicate lenders. To assist the Arrangers in the syndication efforts, you agree to promptly provide the Agents, Arrangers, and other syndicate lenders upon request all information reasonably deemed necessary by them to complete the syndication successfully, including without limitation projections prepared by you. You further agree to actively assist the Arrangers in achieving a satisfactory syndication, including the preparation of an Information Memorandum and the hosting of a bank meeting.

Our willingness to proceed with the proposed financing is conditioned on there being no material misstatements in or omissions from the materials which have been furnished to us for our review and there being, in our judgment, no material adverse change in the ability of the Borrower or Guarantors to perform their obligations described in the Term Sheet. In addition, the proposed financing would be subject to (i) the preparation and execution of comprehensive loan documentation acceptable to you, the prospective lenders, the Agents, and Arrangers and their counsel; and (ii) no material changes in governmental regulation or policy affecting us or the Borrower occurs prior to the closing.

By your signature below, Uno Acquisition Corp., Uno Restaurant Holdings Corporation and Uno Restaurant Corporation jointly and severally agree to pay all reasonable legal fees and out-of-pocket costs and expenses incurred by the Agents and the Arrangers in connection with the due diligence, arrangement, syndication, and closing of the Facilities, whether or not the Facilities close.

The Borrower, Guarantors and Uno Restaurant Corporation also jointly and severally agree to indemnify and hold the Agents, Arrangers and their shareholders, directors, agents, officers, subsidiaries and affiliates harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the transactions contemplated hereby except to the extent resulting from the gross negligence, or willful misconduct of the indemnified party. In all such litigation, or the preparation thereof, we shall be entitled to select our own counsel and, in addition to the foregoing indemnity, the Borrower, Guarantors and Uno Restaurant Corporation jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel.

This letter is issued with the specific understanding that it, except as specifically set forth in the preceding paragraphs, is not intended to give rise to any legal liability on the part of either you, the Agents, or the Arrangers, and that the proposal set forth herein shall be considered withdrawn if you do not return to us by 12:00 Noon (Boston time) on April 9, 2001 this Engagement Letter signed by you.

If the foregoing is acceptable to you, please sign this letter in the space indicated below and return it to us by April 9, 2001. This letter supersedes all of our prior letters and communications to you regarding the subject matter of this letter.

We very much appreciate this opportunity and look forward to working with you.

Very truly yours,

FLEET NATIONAL BANK.

By:
    -----------------------------------

Title:
       --------------------------------

FLEET SECURITIES, INC.

By:
    -----------------------------------

Title:
       --------------------------------

SUNTRUST BANK

By:
    -----------------------------------

Title:
       --------------------------------

SUNTRUST EQUITABLE SECURITIES CORPORATION

By:
    -----------------------------------

Title:
       --------------------------------

Accepted and Agreed to this
____ day of _________________, 2001

UNO ACQUISITION CORP.

By:
    -----------------------------------

Title:
       --------------------------------


UNO  RESTAURANT HOLDINGS CORPORATION

By:
    -----------------------------------

Title:
       --------------------------------

UNO RESTAURANT CORPORATION

By:
    -----------------------------------

Title:
       --------------------------------